Exhibit 99.1

Pentair, Inc.

Waters Edge Plaza

1500 County Road B2 West

St. Paul, MN 55113

651 636 7920 Tel

651 639 5203 Fax

News Release

[LOGO OF PENTAIR, INC.]

For release at 5:00 A.M. CDT

Contact: Mark Cain (651) 639-5278

Pentair’s First Quarter 2003 EPS Rises 30% on 6% Sales Gain

ST. PAUL, Minn. — April 17, 2003 — Pentair (NYSE: PNR) today announced that its first quarter 2003 earnings per share (EPS) of $0.56 gained 30 percent over EPS of $0.43 in the same period last year. This performance exceeded analysts’ EPS expectations by $0.02. Pentair’s first quarter net sales totaled $637.5 million, up six percent from $603.1 million in the same period a year ago. Excluding recent acquisitions, sales were flat compared to the first quarter of 2002. Operating income for the first quarter 2003 totaled $52.2 million, 14 percent greater than the $45.7 million reported in the first quarter of 2002.

“Pentair turned a six percent sales gain into a 30 percent EPS improvement during the first quarter and recorded its fourth consecutive favorable quarter-over-quarter comparison,” said Randall J. Hogan, Pentair chairman and CEO. “These results demonstrate that we continue to improve our performance in the midst of difficult market conditions.”

In the Tools Group, first quarter 2003 sales of $251.8 million were flat compared to the same period last year and down in the mid single digits, excluding the recent acquisition. These results reflect weak consumer confidence and reduced spending in the quarter, both of which were aggravated by concerns over the war in Iraq. The soft market led to increased price pressure and higher promotional costs. In addition, the loss of some air compressor placements in the home center channel unfavorably affected the first quarter; however, compressor sales are expected to rebound in subsequent quarters. Operating income of $17.7 million was six percent ahead of the same period last year, and margins of seven percent were 40 basis points higher on the same comparison due primarily to supply chain, lean enterprise, and cost reduction initiatives. The Tools Group announced plans to close its Tupelo, Mississippi operation and consolidate the manufacture of Delta woodworking products into its Jackson, Tennessee, and Asian joint venture facilities. The consolidation, scheduled to be complete in 2004, is expected to generate annual savings of more than $3 million.

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In the Water Technologies Group, first quarter 2003 sales of $246.4 million increased 17 percent versus the same period last year and were up in the mid single digits excluding the Plymouth Products acquisition. These results were driven by growth in retail pumps, pool products, and our international businesses, which more than offset the effects of continued weakness in commercial and industrial pumps, and water treatment markets. The Group’s operating income of $29.5 million was down slightly compared to the same period last year due to sales mix, expenses related to workforce reductions, and strategic investments to drive growth. Margin improvement efforts are focused on continued productivity improvements in the pump business, headcount reductions, and product line rationalization and pruning.

In the Enclosures Group, sales of $139.3 million in the first quarter of 2003 were flat compared to the same period in 2002, as sales in new markets offset continued weakness in base markets. First quarter operating income of $9.9 million was more than double that of the previous year’s first quarter, again reflecting the benefits of ongoing restructuring, lean enterprise practices, and supply chain management. The first quarter was the Enclosure Group’s fifth consecutive quarter of margin improvement on flat sales, gaining 20 basis points over fourth quarter 2002 margins.

“Our short-term targets are to reinforce sales in the Tools Group and increase margins in Water Technologies, while continuing to invest in growth initiatives,” Hogan said. “With progress in these areas, we are reaffirming our EPS guidance for 2003 of between $2.90 and $3.05, and are targeting second quarter 2003 EPS of between $0.85 and $0.95.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. The conference call, which can be found on the site’s “Financial Information” page, will be archived at the same location.

Pentair is a St. Paul-based manufacturer whose core businesses compete in tools, water technologies, and enclosures markets. The company employs 12,000 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	First quarter
In thousands, except per-share data	March 29 2003	March 30 2002
Net sales	$637,516	$603,063
Cost of goods sold	482,225	466,052

Gross profit	155,291	137,011
% of net sales	24.4%	22.7%
Selling, general and administrative	92,982	82,920
% of net sales	14.6%	13.7%
Research and development	10,121	8,364
% of net sales	1.6%	1.4%

Operating income	52,188	45,727
% of net sales	8.2%	7.6%
Net interest expense	9,993	13,730
% of net sales	1.6%	2.3%

Income before income taxes	42,195	31,997
% of net sales	6.6%	5.3%
Provision for income taxes	14,346	10,559
Effective tax rate	34.0%	33.0%

Net income (loss)	$27,849	$21,438

Earnings per common share
Basic	$0.56	$0.44
Diluted	$0.56	$0.43

Weighted average common shares outstanding
Basic	49,348	49,173
Diluted	49,617	49,584

Cash dividends declared per common share	$0.19	$0.18

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	March 29 2003	December 31 2002	March 30 2002
Assets
Current assets
Cash and cash equivalents	$44,604	$39,648	$20,946
Accounts and notes receivable, net	438,642	403,793	447,483
Inventories	309,969	293,202	295,391
Deferred income taxes	55,157	55,234	67,871
Prepaid expenses and other current assets	19,386	17,132	19,340
Net assets of discontinued operations	1,917	1,799	3,613

Total current assets	869,675	810,808	854,644

Property, plant and equipment, net	344,734	351,316	318,758

Goodwill and other assets	1,363,778	1,352,326	1,202,296

Total assets	$2,578,187	$2,514,450	$2,375,698

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$686	$—
Current maturities of long-term debt	58,038	60,488	5,972
Accounts and notes payable	182,360	171,709	197,407
Employee compensation and benefits	66,190	84,965	59,930
Accrued product claims and warranties	38,195	36,855	37,825
Income taxes	23,757	12,071	15,501
Other current liabilities	104,721	109,426	127,511

Total current liabilities	473,261	476,200	444,146

Long-term debt	719,770	673,911	689,136
Pension and other retirement compensation	126,073	124,301	75,858
Post-retirement medical and other benefits	42,417	42,815	43,367
Deferred income taxes	32,741	31,728	34,040
Other noncurrent liabilities	57,943	59,771	61,664

Total liabilities	1,452,205	1,408,726	1,348,211

Shareholders’ equity	1,125,982	1,105,724	1,027,487

Total liabilities and shareholders’ equity	$2,578,187	$2,514,450	$2,375,698

Days sales in accounts receivable (13 month moving average)	59	59	65
Days inventory on hand (13 month moving average)	63	63	72
Days in accounts payable (13 month moving average)	53	53	57
Debt/total capital	40.9%	39.9%	40.4%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	First quarter
In thousands	March 29 2003	March 30 2002
Operating activities
Net income	$27,849	$21,438
Depreciation	15,609	15,035
Other amortization	1,281	864
Deferred income taxes	1,056	2,089
Stock compensation	208	—
Changes in assets and liabilities, net of effects of business acquisitions	(33,032)	(48,403)
Accounts and notes receivable	(13,436)	3,255
Inventories	(2,009)	1,148
Prepaid expenses and other current assets	9,747	21,137
Accounts payable	(18,068)	(13,768)
Employee compensation and benefits	647	287
Accrued product claims and warranties	11,381	9,295
Income taxes	(6,284)	8,056
Other current liabilities	580	2,506
Pension and post-retirement benefits	2,186	(2,880)
Other assets and liabilities	(33,032)	(48,403)

Net cash provided by (used for) continuing operations	(2,285)	20,059
Net cash provided by (used for) discontinued operations	(118)	1,712

Net cash provided by (used for) operating activities	(2,403)	21,771

Investing activities
Capital expenditures	(7,711)	(6,980)
Proceeds (payments) from sale of businesses	(2,400)	1,138
Acquisitions, net of cash acquired	(14,510)	—
Equity investments	142	(2,081)
Other	—	(165)

Net cash used for investing activities	(24,479)	(8,088)

Financing activities
Net borrowings (repayments) of debt	43,211	(27,813)
Proceeds from exercise of stock options	53	1,490
Dividends paid	(9,376)	(8,851)

Net cash provided by (used for) financing activities	33,888	(35,174)

Effect of exchange rate changes on cash	(2,050)	2,593

Change in cash and cash equivalents	4,956	(18,898)
Cash and cash equivalents, beginning of period	39,648	39,844

Cash and cash equivalents, end of period	$44,604	$20,946

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2003	First Qtr 2002
Net sales
Tools	$251,765	$252,092
Water	246,440	211,411
Enclosures	139,311	139,560

Consolidated	$637,516	$603,063

Operating income (loss)
Tools	$17,686	$16,686
Water	29,504	29,747
Enclosures	9,865	4,608
Other	(4,867)	(5,314)

Consolidated	$52,188	$45,727

Operating income as a percent of net sales
Tools	7.0%	6.6%
Water	12.0%	14.1%
Enclosures	7.1%	3.3%
Consolidated	8.2%	7.6%